UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 12, 2019
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
Bishop Ranch 8
4000 Executive Parkway, Suite 400
San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
_______________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	FIVN	The NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.
On November 12, 2019, Five9, Inc. (the “Company”) completed its acquisition of substantially all of the assets of Whendu LLC, a California limited liability company (“Whendu”), for $15.35 million pursuant to an asset purchase agreement by and between the Company and Whendu dated November 11, 2019 (the “Asset Purchase Agreement”). The Company acquired Whendu’s iPaaS platform, which is designed for the specific needs of the contact center to help accelerate migration to the cloud by making it easier for enterprises to integrate with their existing environment and carry forward customized business processes.
Prior to the execution of the Asset Purchase Agreement, Whendu sold services to the Company’s clients and also participated in the Company’s independent software vendor partner program (the “Prior Relationship”). The Company believes that the Prior Relationship does not constitute a material relationship between the Company and Whendu. The Prior Relationship did not have an impact on the formula or principle for determining the consideration paid to Whendu in connection with the Asset Purchase Agreement.
There are no material relationships between Whendu and the Company or any of the Company’s affiliates, directors or officers or any associate of any such director or officer, other than with respect to the Asset Purchase Agreement and the ancillary agreements referred to therein and the transactions contemplated thereby.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: November 15, 2019	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Chief Financial Officer